UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MORGANS HOTEL GROUP CO.

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Morgans Hotel Group Co. (which we refer to as Morgans, the Company, we, our or us) filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) on August 4, 2016 (as amended and supplemented by those certain Schedules 14A filed with the SEC on September 7, 2016 and September 14, 2016, respectively, the “proxy statement”), in connection with the special meeting of the Company’s stockholders adjourned to September 26, 2016 in connection with the proposed merger between the Company and an affiliate of SBEEG Holdings, LLC (which we refer to as Purchaser). Capitalized terms used but not defined herein have the meanings set forth in the proxy statement.

The following information amends and supplements information in the proxy statement.

Update on Discussions with Bidder V

As previously disclosed, late in the evening on September 13, 2016, the Company received a proposal from Bidder V. During a meeting of the Board on the morning of September 14, 2016, the Board determined to adjourn the special meeting of the Company’s stockholders, scheduled for September 14, 2016, to provide additional time for the Company’s stockholders and the Board to consider this proposal. During that meeting, the Board and its advisors also discussed, among other things, the Board’s concerns regarding the absence of material, specific terms of Bidder V’s proposal and related financing, and the fact that Bidder V’s proposal reflected little progress from the initial indication of interest submitted by Bidder V on July 18, 2016 (including the fact that Bidder V’s proposed price had not changed from the original proposal of $2.75 per share of common stock). The Board discussed its desire (subject to its obligations under the merger agreement) to pursue any credible and actionable proposal that would be superior to the proposed transaction with SBE, as well as the risks of not consummating any transaction (particularly given the continuing deterioration of the Company’s business and operations).

Particularly in light of the foregoing, the Board and its advisors discussed the importance of setting forth a clear process and timeline for due diligence with Bidder V and the submission of a definitive proposal by Bidder V both to provide the Board with all necessary information to evaluate the proposal and to mitigate the risk that Bidder V might disrupt the stockholders meeting when it was reconvened without actually presenting a viable alternative.

To that end, on September 15, 2016, at the direction of the Board, Morgan Stanley sent a letter to Bidder V setting forth guidelines regarding the submission of a definitive proposal with respect to an acquisition of the common stock of the Company. Such guidelines read as follows:

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Key Terms for Final Proposal

September 15, 2016

The Board of Directors of Monroe continues to be interested in exploring a potential transaction with [Bidder V], provided that such proposal is actionable and superior to the pending transaction with SBE. To that end, the Board of Directors has requested that a final proposal for the purchase of Monroe contain at least the following detail:

•	Identity—Identity of the purchaser, including all equity participants and respective ownership, with contact information for each party. If a joint venture, provide a summary of the proposed venture, including control rights between the equity investors.
•	Price—Per share price for Monroe, including a detailed sources and uses to complete the transaction, which includes the treatment of the mortgage financing, the Series A preferred (plus accrued dividends) and the Trust Preferred.
•	Diligence—Status of diligence, and what is remaining that will need to be completed before signing and closing.
•	Approvals—Status of required approvals from each equity participant, including any outstanding approvals.
•	Definitive Documentation—a redlined draft of the tender offer agreement in a form which you are willing to execute. This document will be provided in short order by Fried Frank. While you are free to propose alternative transaction structures, the board of directors is focused on a transaction that provides certainty of value and certainty of consummation to Monroe common stockholders with minimal timing delays.

•	Breakup Fee and Financial Support—proof of funds to pay the $6.5MM breakup fee at time of signing of definitive documentation, which will be non-refundable, and a commitment to provide funding to the business to ensure that Monroe is able to meet its ongoing obligations until the purchaser is able to acquire substantially all of the common stock of Monroe.
•	Financing:
o	Type of financing
o	Financing letters inclusive of pricing detail, with expected terms of definitive documentation (or confirmation that terms will be identical to the terms of the purchaser’s proposed definitive documentation)
o	To the extent you propose to assume Monroe’s existing mortgage agreements, please provide a detailed analysis of how you will satisfy the conditions (including the relevant asset and other business and financial tests) that must be fulfilled under the mortgage loan agreements in order to assume the mortgages
o	Conditions outstanding to signing definitive documentation

o	Diligence—Status of diligence for all equity and debt participants

o	Proof of funds – balance sheets, lender names, contact information, etc. for all equity and debt participants

o	Monroe would expect that you have approved financing commitments at the time of your final proposal
•	Timing:
o	Monroe has adjourned its special stockholders meeting until September 26, 2016. We encourage you to submit a final proposal no later than September 21, 2016. [Bidder V] should assume that there will be no further adjournment of the special meeting beyond September 26, 2016.

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The points expressed in the letter above also were emphasized during conversations between Fried Frank, Morgan Stanley, and Bidder V on September 14, 2016. On the afternoon of September 14, 2016, Fried Frank also spoke with the law firm that had negotiated the non-disclosure agreement on behalf of Bidder V and that reached out to Fried Frank when Bidder V made its proposal on September 13, 2016. During this call, that law firm indicated that it may no longer be working with Bidder V. During a conversation on September 16, 2016, Bidder V confirmed that it was not currently being represented by that law firm.

On the afternoon of September 14, 2016, Bidder V introduced a new potential financing source during conversations with the Company’s advisors. The financing source identified in Bidder V’s September 13 proposal did not participate on those calls and it is unclear whether Bidder is still seeking financing from that party. On September 16, 2016, Bidder V requested consent from the Company under the Bidder V NDA to contact nine additional potential equity and debt financing sources, as well as consent to contact Yucaipa. On the same day, the Company granted consent to Bidder V, noting however that Yucaipa is subject to a voting agreement with SBE that limits its ability to engage with third parties and that the Company’s consent does not, and is not intended to, affect Yucaipa’s obligations under its voting agreement.

During a meeting on September 16, 2016, the Board discussed its continued and significant concerns as to the credibility of Bidder V and its financing sources and the capacity of those parties to effect a transaction. The Board discussed the process guidelines and timing communicated to Bidder V, including the fact that Bidder V was advised that it should assume that there will be no further adjournment of the special meeting beyond September 26, 2016.

Communication from Yucaipa on September 14, 2016

On the evening of September 14, 2016, Yucaipa sent a letter (the “Yucaipa Letter”) to the Board to convey Yucaipa’s displeasure at the Board’s decision to adjourn the special meeting. The Yucaipa Letter highlighted perceived flaws in the bid submitted by the Bidder V and outlined Yucaipa’s concerns about the Board’s actions, including Yucaipa’s view that the Board’s decision to adjourn the special meeting of the stockholders may jeopardize the transaction with SBE. Yucaipa noted that, in its view, there was more than adequate evidence for the Board to conclude that the Bidder V proposal is not valid, legitimate and complete. Yucaipa indicated it is losing interest in supporting any transaction to help stabilize the Company and reminded the Board that the dividend rate on the Series A preferred securities is scheduled to increase in October 2016. Finally, Yucaipa notified the Board that it reserves the right to seek restitution from the Board and the Company for damages resulting from undue delay or cancellation of the merger with SBE.

During a meeting on September 16, 2016, the Board and its legal advisors discussed the Yucaipa Letter. The Board concluded that, in view of the fact that the letter to SBE described below addresses, among other things, the substance of the matters raised in the Yucaipa Letter, the Yucaipa Letter did not require a separate response.

Communications between SBE and the Company Regarding the Merger Agreement

On September 15, 2016, O’Melveny & Myers LLP, SBE’s legal advisor, sent a letter to the Company on behalf of SBE (the “SBE Letter”) alleging that the Company had materially breached the merger agreement and seeking a reaffirmation of the Board’s recommendation in favor of the merger. In the SBE Letter, SBE’s counsel asserted that the non-disclosure agreement between the Company and Bidder V (the “Bidder V NDA”) does not constitute an Acceptable Monroe Confidentiality Agreement under the merger agreement. An Acceptable Monroe Confidentiality Agreement must contain confidentiality and other terms that are not materially less restrictive of the other party than terms in the non-disclosure agreement with SBE. The SBE Letter alleged that, by way of example, the standstill provision in the Bidder V NDA is materially less restrictive than the terms of SBE’s non-disclosure agreement, in that the Bidder V NDA provides that the standstill provisions of the agreement will terminate in the event that there is a future amendment to the merger agreement that increases the per share merger consideration. The SBE Letter went on to state that SBE expected the Company to amend the Bidder V NDA prior to furnishing Bidder V with any confidential information with respect to the Company.

The SBE Letter also stated that SBE expects that the Company’s stockholder meeting will not be further delayed as a result of the “illusory” proposal by Bidder V and was not a basis for adjournment of the stockholder meeting under the terms of the merger agreement. The SBE Letter stated that SBE had requested, in accordance with the terms of the merger agreement, the Board to publicly reaffirm its recommendation to the Company’s stockholders that they give the Monroe Stockholder Approval prior to the commencement of the special stockholder meeting to be held on September 26, 2016.

On September 16, 2016, the Board met with its legal advisors to discuss the Yucaipa Letter, the SBE Letter and to receive an update with respect to discussions among the Company’s legal and financial advisors and Bidder V. Following that meeting, at the direction of the Board, the Company sent a letter to SBE (the “Company Response”) explaining that the assertions made in the SBE Letter are completely meritless and that the Board has fully complied with both its fiduciary duties and its obligations under the merger agreement. First, with respect to the assertion made that certain standstill language in the Bidder V NDA constitutes a violation of the merger agreement, the Company stated that: (i) the standstill language in the Bidder V

NDA does not permit Bidder V to take any action inconsistent with the standstill provisions of the Bidder V NDA during the pendency of the transaction currently contemplated by the merger agreement, which is the transaction the restrictions in the merger agreement address; (ii) the Bidder V NDA contains a standstill provision that is more (not less) restrictive than that contained in SBE’s non-disclosure agreement, given that the standstill in SBE’s non-disclosure agreement automatically terminates at any time the Company enters into a definitive merger agreement, while the standstill in the Bidder V NDA terminates only in narrower circumstances; and (iii) the merger agreement provides the Company with the right to grant waivers of any standstill provision of any non-disclosure agreement if the Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under Delaware law and provided the Company complies with certain other conditions in the merger agreement.

The Company Response went on to state that the Company disagrees with SBE’s assertion that the proposal received from Bidder V was not a proper basis to adjourn the special meeting of the Company’s stockholders. The Company noted that on the night of September 13, 2016, it received a proposal from Bidder V for an acquisition of the common stock at $2.75 per share and the signed Bidder V NDA. As of September 13, 2016, the Company’s most recent public disclosures (filed on September 7, 2016) stated that, as of the date of those disclosures, Bidder V had declined to sign a non-disclosure agreement in an acceptable form and had not made any further proposal to the Company following its July 18, 2016 preliminary proposal. At the September 14 Board meeting, after receiving the advice of its counsel, the Board concluded the proposal from Bidder V was material information that required disclosure to the Company’s stockholders and that the special meeting of stockholders must be adjourned for a reasonable time to allow holders of common stock to digest those disclosures.

The Company Response also noted that, in its press release announcing the adjournment of the meeting, the Board highlighted its significant concerns regarding the credibility of Bidder V and its financing sources and the capacity of those parties to effect a transaction, and expressly stated that the Board has not changed its recommendation of the merger agreement and continues to recommend that stockholders approve the merger agreement. The Company Response went on to state, in response to the express request for a reaffirmation by the Board of its recommendation in favor the merger agreement, that the Board reaffirmed its recommendation in favor of the merger, and recommends that stockholders vote in favor of the merger agreement.

The Company Response further stated that the Board plans to resume the special meeting of stockholders of the Company on September 26, 2016 to hold the vote to approve the SBE merger, and to confirm for its stockholders, in advance of that meeting, whether Bidder V’s proposal is credible and actionable. The letter noted that, on September 15, 2016, the Company communicated to Bidder V the detailed guidelines described above under “Update on Discussions with Bidder V”, which had previously been provided to SBE. The Company Response noted that those guidelines emphasize, among other things, that the Company intends to hold its special meeting of stockholders on September 26, 2016 and does not intend to further delay a vote of stockholders if Bidder V has not submitted a concrete, actionable alternative proposal at a superior price.

In the Company Response, the Company also inquired about the progress of the SBE transaction, noting, among other things, the obligation of SBE to use reasonable best efforts to consummate the merger in the most expeditious manner practicable. The Company pointed out that SBE has not yet obtained consent of the mortgage lenders and that critical documents have yet to be furnished to and discussed or negotiated with these lenders, and that, to the Company’s knowledge, SBE does not have its equity or debt financing in place. The Company observed that, but for the absence of financing, the merger would close promptly following stockholder approval, and that stockholders of the Company have expressed concern that SBE does not yet have financing in place. Therefore, the Company requested that SBE promptly furnish a detailed description of the status of its financing for the SBE transaction, its timetable for closing the SBE transaction and its refinancing plan with respect to the mortgage debt agreements.

On September 17, 2016, SBE furnished to the mortgage lenders a term sheet indicating the terms under which an affiliate of SBE and affiliates of Yucaipa and Cain Hoy are willing to provide guarantees of the mortgage debt agreements. On September 19, 2016, SBE informed the Company that it is actively engaged in negotiating the definitive documentation for the debt and equity financing for the merger, and that valid commitment letters for such financings remain in place.

Reaffirmation of Recommendation of the Board of Directors of the Company in Favor of the SBE Merger

As noted above, at the Board meeting on September 16, 2016, the Board discussed the request by SBE that the Board reaffirm its recommendation in favor of the SBE merger. After discussion, the Board members present (who did not include Brad Nugent, who recused himself) unanimously reaffirmed their recommendation in favor of the merger agreement and the merger.

As of the date hereof, the Board of Directors of the Company has not made, nor does it currently propose to make, any change in its recommendation of the proposed merger with SBEEG Holdings, LLC.

The Board of Directors hereby reaffirms its recommendation in favor of the proposed merger with SBEEG Holdings, LLC.